Exhibit 4.9

OSISKO MINING CORPORATION

Unaudited Condensed Interim

Consolidated Financial Statements

For the three months

ended

March 31, 2014

Osisko Mining Corporation

Consolidated Balance Sheets

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars)

		March 31,	December 31,
	Notes	2014	2013
		$	$
Assets
Current assets
Cash and cash equivalents		209,028	161,405
Restricted cash		560	560
Accounts receivable		26,368	24,552
Inventories	5	72,203	79,247
Prepaid expenses and other assets		25,419	24,260
		333,578	290,024
Non-current assets
Restricted cash		48,490	48,490
Investments in associates		3,251	3,557
Other investments		9,834	8,998
Property, plant and equipment	6	1,871,232	1,870,932
		2,266,385	2,222,001
Liabilities
Current liabilities
Accounts payable and accrued liabilities		72,515	78,967
Current portion of long-term debt	7	75,554	71,794
Provisions and other liabilities	8	7,100	6,913
		155,169	157,674
Non-current liabilities
Long-term debt	7	235,492	245,157
Provisions and other liabilities	8	21,668	18,499
Deferred income and mining taxes		92,812	69,603
		505,141	490,933
Equity attributable to Osisko Mining Corporation shareholders
Share capital		2,064,857	2,060,810
Warrants		20,575	20,575
Contributed surplus		76,865	75,626
Equity component of convertible debentures		8,005	8,005
Accumulated other comprehensive income		665	16
Deficit		(409,723)	(433,964)
		1,761,244	1,731,068
		2,266,385	2,222,001

The notes are an integral part of these condensed interim consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Income

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

	2014	2013
	$	$

Revenues	212,131	159,381
Mine operating costs
Production costs	(96,586)	(81,422)
Royalties	(2,729)	(1,992)
Depreciation	(35,205)	(20,982)
Earnings from mine operations	77,611	54,985
General and administrative expenses	(18,668)	(7,387)
Exploration and evaluation expenses	(2,568)	(3,079)
Write-off of property, plant and equipment	(2,220)	(2,024)
Earnings from operations	54,155	42,495
Interest income	692	458
Finance costs	(6,249)	(7,891)
Foreign exchange loss	(2,949)	(2,281)
Share of loss of associates	(306)	(121)
Other gains (losses)	2,107	(1,979)
Earnings before income and mining taxes	47,450	30,681
Income and mining tax expense	(23,209)	(13,265)
Net earnings	24,241	17,416

Net earnings per share
Basic	0.06	0.04
Diluted	0.05	0.04

Weighted average number of common shares outstanding
(in thousands)
Basic	439,546	436,502
Diluted	441,906	436,943

The notes are an integral part of these condensed interim consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Comprehensive Income

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars)

	2014	2013
	$	$

Net earnings	24,241	17,416
Other comprehensive income (loss):
Changes in fair value of available-for-sale financial assets
Unrealized gain (loss)	649	(2,588)
Other comprehensive income (loss)	649	(2,588)
Comprehensive income	24,890	14,828

Other comprehensive income (loss) is composed solely of items that may be reclassified subsequently to net earnings. Comprehensive income is solely attributable to Osisko Mining Corporation shareholders.

The notes are an integral part of these condensed interim consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Cash Flows

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars)

	Notes	2014	2013
		$	$

Operating activities
Net earnings		24,241	17,416
Adjustments for :
Interest Income		(692)	(458)
Share-based compensation		1,654	1,796
Depreciation		35,455	21,199
Finance costs		6,249	7,891
Write-off of property, plant and equipment		2,220	2,024
Unrealized foreign exchange loss		3,180	1,962
Deferred gain - premium on flow-through shares		(2,061)	—
Provisions and other liabilities, net of settlements		4,367	(114)
Income and mining tax expense		23,209	13,265
Other non-cash items	11	142	2,091
		97,964	67,072
Change in non-cash working capital items	11	(6,097)	(4,594)
Net cash flows provided by operating activities		91,867	62,478
Investing activities
Net decrease in short-term investments		—	19,357
Net decrease in restricted cash		—	4,005
Proceeds on disposal of investments		50	—
Property, plant and equipment, net of government credits		(32,894)	(65,698)
Proceeds on disposal of property, plant and equipment		97	15
Interest received		672	388
Net cash flows used in investing activities		(32,075)	(41,933)
Financing activities
Long-term debt repayments		(3,083)	(2,471)
Finance lease payments		(7,215)	(6,142)
Issuance of common shares, net of expenses		2,931	608
Interest paid		(4,802)	(5,411)
Net cash flows used in financing activities		(12,169)	(13,416)
Increase in cash and cash equivalents		47,623	7,129
Cash and cash equivalents - beginning of period		161,405	93,229
Cash and cash equivalents - end of period		209,028	100,358

The notes are an integral part of these condensed interim consolidated financial statements.

Osisko Mining Corporation

Consolidated Statements of Changes in Equity

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars)

			Equity attributed to Osisko Mining Corporation shareholders
		Number of				Equity	Accumulated
		common				component of	other	Retained
		shares	Share		Contributed	convertible	comprehensive	earnings	Total
	Notes	outstanding	capital	Warrants	surplus	debentures	income (loss)(i)	(deficit)	equity
			$	$	$	$	$	$	$
Balance - January 1, 2014		439,224,699	2,060,810	20,575	75,626	8,005	16	(433,964)	1,731,068
Net earnings for the period		—	—	—	—	—	—	24,241	24,241
Other comprehensive income, net of taxes		—	—	—	—	—	649	—	649
Comprehensive income for the period		—	—	—	—	—	649	24,241	24,890
Share options:
Share-based compensation		—	—	—	1,991	—	—	—	1,991
Fair value of options exercised		—	752	—	(752)	—	—	—	—
Proceeds from exercise of options		377,365	2,322	—	—	—	—	—	2,322
Employee share purchase plan		211,219	973	—	—	—	—	—	973
Balance - March 31, 2014		439,813,283	2,064,857	20,575	76,865	8,005	665	(409,723)	1,761,244

Balance - January 1, 2013		436,394,662	2,048,843	19,311	65,868	8,005	(1,148)	21,139	2,162,018
Net earnings for the period		—	—	—	—	—	—	17,416	17,416
Other comprehensive loss, net of taxes		—	—	—	—	—	(2,588)	—	(2,588)
Comprehensive income for the period		—	—	—	—	—	(2,588)	17,416	14,828

Share options:
Share-based compensation		—	—	—	2,209	—	—	—	2,209
Employee share purchase plan		125,636	974	—	—	—	—	—	974
Property payments		6,000	35	—	—	—	—	—	35
Balance - March 31, 2013		436,526,298	2,049,852	19,311	68,077	8,005	(3,736)	38,555	2,180,064

(i)   Accumulated other comprehensive income (loss) relates solely to available-for-sale investments.

The notes are an integral part of these condensed interim consolidated financial statements.

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

1.              Nature of activities

Osisko Mining Corporation and its subsidiaries (together “Osisko” or the “Company”) are engaged in the business of acquiring, exploring, developing and operating gold properties, with interests substantially in Canada. Osisko is a public company traded on the TSX and on the Deutsche Börse and is incorporated and domiciled in Canada. The address of its registered office is 1100, avenue des Canadiens-de-Montréal, Suite 300, Montréal, Québec.

The Company operates the Canadian Malartic mine in the Abitibi Gold Belt, immediately south of the Town of Malartic in the Province of Québec, and conducts advance exploration activities in Canada and in other regions in the Americas.

2.              Basis of presentation

These condensed interim consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements, including International Accounting Standard (“IAS”) 34, Interim Financial Reporting. The condensed interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2013, which have been prepared in accordance with IFRS as issued by the IASB. The accounting policies, methods of computation and presentation applied in these condensed interim consolidated financial statements are consistent with those of the previous financial year, except for the changes in accounting policies presented in Note 3. The Board of Directors has approved the consolidated financial statements on May 14, 2014.

3.              Changes in accounting policies

The Company has adopted the following new standard, effective January 1, 2014. This change was made in accordance with the applicable transitional provision.

IFRIC 21, Levies (“IFRIC 21”)

In May 2013, the IASB issued International Financial Reporting Interpretations Committee (IFRIC) 21, Levies. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014 and is to be applied retrospectively. IFRIC 21 provides guidance on accounting for levies in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets. The interpretation defines a levy as an outflow from an entity imposed by a government in accordance with legislation and confirms that an entity recognizes a liability for a levy only when the triggering event specified in the legislation occurs. The adoption of IFRIC 21 did not affect the Company.

4.              Critical accounting estimates and judgements

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company also makes estimates and assumptions concerning the future. The determination of estimates requires the exercise of judgement based on various assumptions and other factors such as historical experience and current and expected economic conditions. Actual results could differ from those estimates.

In preparing these condensed interim consolidated financial statements, the significant judgements made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the annual consolidated financial statements for the year ended December 31, 2013.

Estimates and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

5.              Inventories

	March 31,	December 31,
	2014	2013
	$	$
Finished products	10,854	16,063
Work-in-process	8,767	11,611
Stockpiles	11,089	10,974
Mine supplies	41,493	40,599
	72,203	79,247

6.              Property, plant and equipment

	Exploration	Producing
	and evaluation	assets	Total
	$	$	$
Balance - January 1, 2013
Cost	904,367	1,559,465	2,463,832
Accumulated depreciation	(3,156)	(108,130)	(111,286)
Net book value	901,211	1,451,335	2,352,546

Year ended December 31, 2013
Opening net book value	901,211	1,451,335	2,352,546
Additions, net of government credits	42,008	145,850	187,858
Environmental restoration obligations	(174)	(618)	(792)
Share-based compensation capitalized	1,251	572	1,823
Depreciation	(700)	(120,574)	(121,274)
Depreciation capitalized	583	—	583
Dispositions	(135)	(839)	(974)
Transfers	(125)	125	—
Impairment	(530,878)	—	(530,878)
Write-offs	(17,960)	—	(17,960)
Closing net book value	395,081	1,475,851	1,870,932

Balance - December 31, 2013
Cost	929,360	1,690,195	2,619,555
Accumulated depreciation	(3,401)	(214,344)	(217,745)
Accumulated impairment	(530,878)	—	(530,878)
Net book value	395,081	1,475,851	1,870,932

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

6.              Property, plant and equipment (continued)

	Exploration	Producing
	and evaluation	assets	Total
	$	$	$
Three months ended March 31, 2014
Opening net book value	395,081	1,475,851	1,870,932
Additions, net of government credits	7,783	28,215	35,998
Share-based compensation capitalized	607	426	1,033
Depreciation	(52)	(34,289)	(34,341)
Dispositions	—	(170)	(170)
Write-offs	(2,220)	—	(2,220)
Closing net book value	401,199	1,470,033	1,871,232

Balance - March 31, 2014
Cost	935,530	1,715,233	2,650,763
Accumulated depreciation	(3,453)	(245,200)	(248,653)
Accumulated impairment	(530,878)	—	(530,878)
Net book value	401,199	1,470,033	1,871,232

7.              Long-term debt

	Three months ended	Year ended
	March 31,	December 31,
	2014	2013
	$	$

Balance - January 1	316,951	337,412
Transaction costs - loans	—	(5,910)
New debt - obligations under finance lease	—	11,736
Transaction costs - obligations under finance lease	—	(113)
Repayment of debt - loans	(3,083)	(11,715)
Repayment of debt - obligations under finance lease	(7,215)	(27,448)
Accretion expense	249	2,489
Amortization of transaction costs	942	4,251
Foreign exchange revaluation impact	3,202	6,249
Balance - end of period	311,046	316,951

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

7.              Long-term debt (continued)

The summary of the long-term debt is as follows:

	March 31,	December 31,
	2014	2013
	$	$

Loans	161,520	164,603
Convertible debentures	75,000	75,000
Obligations under finance lease	85,526	89,539
Long-term debt	322,046	329,142
Debt issuance costs	(8,194)	(9,136)
Unamortized accretion on loan and convertible debentures	(2,806)	(3,055)
Long-term debt, net of issuance costs	311,046	316,951
Current portion	75,554	71,794
Non-current portion	235,492	245,157
	311,046	316,951

As at March 31, 2014, the repayment schedule of the long-term debt is as follows:

			Obligations
		Convertible	under
	Loans	debentures	finance lease	Total
	$	$	$	$
2014 (9 months)	39,244	—	25,416	64,660
2015	42,276	—	38,929	81,205
2016	40,000	—	18,986	58,986
2017	40,000	75,000	4,918	119,918
2018	—	—	2,410	2,410
2019	—	—	—	—
	161,520	75,000	90,659	327,179
Less: imputed interest	—	—	(5,133)	(5,133)
	161,520	75,000	85,526	322,046

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

8.              Provisions and other liabilities

	Three months ended				Year ended
	March 31, 2014				December 31, 2013
	Environ.	DSU	Deferred		Environ.	DSU	Deferred
	restoration	and	premium		restoration	and	premium
	obligations(i)	RSU(ii)	on FTS	Total	obligations	RSU	on FTS	Total
	$	$	$	$	$	$	$	$
Balance - January 1	16,112	6,629	2,671	25,412	15,898	4,125	—	20,023
Accretion expense	290	—	—	290	1,086	—	—	1,086
New liabilities	—	1,859	—	1,859	721	6,256	—	6,977
Revision of estimates	79	3,255	—	3,334	(1,593)	(3,677)	—	(5,270)
Liabilities settlement	(66)	—	—	(66)	—	(75)	—	(75)
Issue of flow-through shares (“FTS”)	—	—	—	—	—	—	3,116	3,116
Recognition of deferred premium on FTS	—	—	(2,061)	(2,061)	—	—	(445)	(445)
Balance - end of period	16,415	11,743	610	28,768	16,112	6,629	2,671	25,412

Current portion	641	5,849	610	7,100	702	3,540	2,671	6,913
Non-current portion	15,774	5,894	—	21,668	15,410	3,089	—	18,499
	16,415	11,743	610	28,768	16,112	6,629	2,671	25,412

(i)             The environmental restoration obligations represent the legal and contractual obligations associated with the eventual closure of the Company’s mining assets. As at March 31, 2014, the estimated inflation-adjusted undiscounted cash flows required to settle the environmental restoration obligations amounts to $30,960,000. The weighted average actualization rate used is 7.26% and the disbursements are expected to be made between June 2014 and December 2026 as per the closure plans.

(ii)          There were no restricted shares units (“RSU”) and no deferred shares units (“DSU”) granted, forfeited, cancelled or exercised during the three months ended March 31, 2014.

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

9.              Share-based compensation

Share options

The following table summarizes information about the Company’s share options outstanding:

	Three months ended		Year ended
	March 31, 2014		December 31, 2013
		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
		$		$
Balance - January 1	21,168,680	8.43	19,061,259	9.37
Granted	—	—	5,671,200	4.52
Exercised	(377,365)	6.15	(668,634)	2.58
Forfeited	(220,100)	9.66	(2,895,145)	8.25
Expired	(372,975)	7.80	—	—
Balance - end of period	20,198,240	8.47	21,168,680	8.43
Options exercisable - end of period	11,837,363	10.01	12,782,803	9.84

10.       Key management

Key management includes directors (executive and non-executive) and senior executives.

The compensation paid or payable to key management for employee services is presented below:

	2014	2013
	$	$
Salaries and short-term employee benefits	1,420	869
Share-based compensation	4,687	784
	6,107	1,653

In case of a change of control, key management would be entitled to receive termination payments estimated at $31,926,000.

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

11.       Cash flow information

	2014	2013
	$	$
Other non-cash items
Loss on disposal of property, plant and equipment	73	45
Share of loss of associates	306	121
Net loss (gain) on sale of available-for-sale financial assets	(239)	991
Net loss on financial assets at fair value through profit and loss	2	1,073
Other	—	(139)
	142	2,091
Changes in non-cash working capital items
Increase in accounts receivable	(1,341)	(456)
Decrease (increase) in inventories	5,917	(8,057)
Increase in prepaid expenses and other current assets	(3,087)	(4,836)
Increase (decrease) in accounts payable and accrued liabilities	(7,586)	8,755
	(6,097)	(4,594)

12.       Fair value of financial instruments

The following table provides information about financial assets and liabilities measured at fair value in the consolidated balance sheets and categorized by level according to the significance of the inputs used in making the measurements.

Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2— Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3— Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

	March 31, 2014
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Available-for-sale financial assets(i)
Equity securities (shares)
Publicly traded gold mining exploration companies	9,834	—	—	9,834
	9,834	—	—	9,834

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

12. Fair value of financial instruments (continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Recurring measurements

Financial assets at fair value through profit or loss(i)
Equity securities (warrants)
Publicly traded gold mining exploration companies	—	—	2	2

Available-for-sale financial assets(i)
Equity securities (shares)
Publicly traded gold mining exploration companies	8,996	—	—	8,996

	8,996	—	2	8,998

(i)             On the basis of its analysis of the nature, characteristics and risks of equity securities, the Company has determined that presenting them by industry and type of investment is appropriate.

The Company has no financial liabilities measured at fair value in the consolidated balance sheets as at March 31, 2014 and December 31, 2013.

During the three months ended March 31, 2014 and 2013, there were no transfers between Level 1, Level 2 and Level 3.

The following table presents the changes in the Level 3 investments (warrants) for the three months ended March 31, 2014 and 2013:

	2014	2013
	$	$

Balance - January 1	2	1,135
Change in fair value - investments held at the end of the period(i)	(2)	(1,073)
Balance - March 31	—	62

(i)             Recognized in the consolidated statement of income under other gains (losses).

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

12.       Fair value of financial instruments (continued)

Financial instruments not measured at fair value on the balance sheet

Financial instruments that are not measured at fair value on the consolidated balance sheets are represented by cash and cash equivalents, restricted cash, advances to suppliers and other receivables, accounts payable and accrued liabilities and long-term debt. The fair values of cash and cash equivalents, restricted cash, advances to suppliers and other receivables, and accounts payable and accrued liabilities approximate their carrying values due to their short-term nature. The fair value of the long-term debt is made at the balance sheet date, based on relevant market information like actual interest rates and interest risk spread and other information about the financial instruments.

The following table presents the carrying amount and the fair value of the long-term debt:

	March 31, 2014		December 31, 2013
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	$	$	$	$

Long-term debt	311,046	319,265	316,951	327,807

13.       Commitments

Capital expenditures

As at March 31, 2014, the total purchase commitments for capital expenditures at the Canadian Malartic mine amount to approximately $7,040,000.

14.       Proposed transaction with Yamana Gold Inc. and Agnico Eagle Mines Limited

On April 16, 2014, Osisko announced that it had entered into an agreement (the “Agreement”) with Yamana Gold Inc. (“Yamana”) and Agnico Eagle Mines Limited (“Agnico Eagle”), pursuant to which Yamana and Agnico Eagle will jointly acquire 100% of Osisko’s issued and outstanding common shares, including common shares that may become outstanding after the date of the execution of the Agreement but before the effective time of the arrangement upon the conversion or exercise of share options, warrants or other securities that are convertible into or exchangeable or exercisable for common shares. Under the Agreement, Yamana and Agnico Eagle will form a joint acquisition entity (with each company owning 50%) which will acquire, by way of a statutory plan of arrangement, all of the outstanding common shares of Osisko.

Under the arrangement, Osisko shareholders will receive, in exchange for each of their existing common shares: (i) $2.09 in cash, (ii) 0.26471 of a Yamana common share, (iii) 0.07264 of an Agnico Eagle common share and (iv) a common share of a new company incorporated on April 29, 2014 named Osisko Gold Royalties Ltd, which collectively have an aggregate implied value of $8.15 for each outstanding Osisko common share based among others on the closing price of the Yamana and Agnico Eagle common shares on the Toronto Stock Exchange on April 15, 2014, the day preceding the Agreement announcement. In particular, such value of each of the Yamana common shares and the Agnico Eagle common shares is $2.43 per Osisko common share for an aggregate value of $4.86, and the ascribed value to the common shares of Osisko Gold Royalties Ltd is $1.20 per Osisko common share. The following will be transferred to Osisko Gold Royalties Ltd: (i) a 5% net smelter return royalty (“NSR”) on the Canadian Malartic mine, (ii) a 2% NSR on all existing exploration properties including Kirkland Lake, Hammond Reef, Pandora and Wood Pandora assets, (iii) $155.0 million in cash, (iv) all assets and liabilities of Osisko in the Guerrero camp in Mexico and (v) publicly traded equity investments in associates and other publicly traded companies.

Osisko Mining Corporation

Notes to the Condensed Interim Consolidated Financial Statements

For the three months ended March 31, 2014 and 2013

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars, except per share amounts)

14.       Proposed transaction with Yamana Gold Inc. and Agnico Eagle Mines Limited (continued)

The actual value of the Yamana and Agnico Eagle common shares may differ from those presented as the closing price of the Yamana and Agnico Eagle common shares may be different at the closing date of the arrangement. The actual value of the common shares of Osisko Gold Royalties Ltd upon commencement of trading after the closing date of the arrangement may differ from the ascribed value.

Following completion of the arrangement, it is expected that the Osisko Gold Royalties Ltd common shares will be consolidated on the basis of one common share for every ten common shares.

The completion of the arrangement is subject to the satisfaction of a number of conditions, including regulatory approvals, court approval and obtaining Osisko shareholders’ approval at the annual and special meeting of shareholders scheduled to be held on May 30, 2014. There can be no assurance that the arrangement will be completed as proposed or at all.

The Company would be required to pay, on the date of the change of control, termination payments to officers and certain employees. In addition, all outstanding share options and restricted and deferred shares units would vest, the loans and convertible debentures would become payable at the discretion of the lenders and Fonds de solidarité FTQ could elect to convert the remaining capital portion of its loan into common shares.

As a result of the value maximization process implemented following the Goldcorp Inc. unsolicited take-over bid launched in January 2014 against Osisko that has lead to the proposed transaction with Yamana and Agnico Eagle, the Company has incurred significant costs in the first quarter ($7.5 million presented in the consolidated statement of income within general and administrative expenses) and is expected to incur additional significant charges in the second quarter, including professional fees for advisors.